UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 4, 2011
THERMOGENESIS CORP.
(Exact name of registrant as specified in its charter)

Delaware	333-82900	94-3018487

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
2711 Citrus Road
Rancho Cordova, California 95742

(Address of principal executive offices) (Zip Code)
(916) 858-5100

(Registrant’s telephone number, including area code)
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 9.01 Financial Statements and Exhibits.
SIGNATURE
EX-4.1
EX-5.1
EX-10.1
EX-10.2
EX-99.1

Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
On March 4, 2011, ThermoGenesis Corp. (the “Company”) entered into a Placement Agent Agreement (“Placement Agent Agreement”) with Houlihan Lokey Capital, Inc., as exclusive placement agent (the “Placement Agent”), related to a public offering (the “Offering”) by the Company of 2,250,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”), together with warrants to purchase up to an aggregate of 1,125,000 shares of Common Stock (the “Warrants”), to each of the signatories to the Subscription Agreements, dated as of March 4, 2011 (the “Subscription Agreement”), entered into by and between the Company and each investor signatory thereto. The Shares and Warrants will be sold together in the Offering as a unit with a per unit purchase price of $2.00, consisting of one Share and the equivalent of a warrant to purchase one-half share of Common Stock. The Warrants will be exercisable by the holders at an exercise price of $2.64 per share at any time on or after the date that is six months following the date of the closing of the Offering (the “Exercisability Date”) and will be exercisable for a period of 5 years from the closing of the offering. The net proceeds to the Company, after deducting expenses payable by the Company and assuming no exercise of the Warrants, will be approximately $3,880,000 million. The Company expects to close the Offering on or about March 9, 2011.
The Offering is being made pursuant to a prospectus filed with the Company’s existing shelf registration statement on Form S-3 (File No. 333-171563), which was filed with the Securities and Exchange Commission (the “Commission”) on January 6, 2011 and declared effective by the Commission on January 19, 2011, and the prospectus supplement dated March 7, 2011.
The Placement Agent Agreement contains customary representations, warranties and agreements by the Company, and customary conditions to closing, indemnification obligations of the Company and the Placement Agent, including liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. Under the terms of the Placement Agent Agreement, the Placement Agent, as agent of the Company, used commercially reasonable efforts to solicit offers from potential investors in connection with the Offering and will receive a placement fee equal to 8% of the gross proceeds of the Offering. The Placement Agent Agreement has been attached hereto as an exhibit to provide investors and security holders with the information regarding its terms. The representations, warranties and covenants contained in the Placement Agent Agreement were made only for purposes of such agreement as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Placement Agent Agreement.
The Subscription Agreement contains customary representations, warranties and agreements by the Company and the investor signatories thereto, including closing conditions and termination provisions.
The Subscription Agreement also provides the investors with rights to participate in certain future capital raising transactions for a period of 18 months. Investors will have the right to purchase the lesser of 50% of the securities offered or $9 million of offered securities. The company will be required to implement the specified rights process in connection with any future financing during the rights period as further described in the agreement.
A copy of the opinion of Weintraub Genshlea Chediak relating to the legality of the issuance and sale of the Shares and Warrants in the Offering is attached as Exhibit 5.1 hereto. A copy of the Placement Agent Agreement, the form of Subscription Agreement and the form of Warrant to be issued in connection with the Offering are filed herewith as Exhibits 10.1, 10.2 and 4.1, respectively, and are incorporated herein by reference. A copy of the Prospectus Supplement is filed herewith as Exhibit 99.1 and incorporated herein by reference. The foregoing descriptions of the Offering by the Company and the documentation related thereto, including the Placement Agent Agreement, the form of the Subscription Agreement and the form of Warrant, do not purport to be complete and are qualified in their entirety by reference to such Exhibits.
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

4.1	Form of Warrant

5.1	Opinion of Weintraub Genshlea Chediak.

10.1	Placement Agent Agreement by and between the Company and the Placement Agent, dated as of March 4, 2011

10.2	Form of Subscription Agreement by and between the Company and the Purchasers, dated as of March 4, 2011

23.1	Consent of Weintraub Genshlea Chediak (included in its opinion filed as Exhibit 5.1 hereto)

99.1	Prospectus Supplement dated March 7, 2011

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERMOGENESIS CORP., a Delaware Corporation
Dated: March 7, 2011	/s/ Matthew T. Plavan
Matthew T. Plavan, CFO & EVP, Business Development